UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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TRIVASCULAR TECHNOLOGIES, INC.

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SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 3, 2016

January 25, 2016

These Definitive Additional Materials amend and supplement the proxy statement/prospectus dated January 7, 2016 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about January 13, 2016 by TriVascular Technologies, Inc., a Delaware corporation (“TriVascular”), for a special meeting of stockholders (the “Special Meeting”) to be held on February 3, 2016 at 9:00 a.m., local time at the offices of Arnold & Porter LLP, Three Embarcadero Center, San Francisco, California 94111. The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of October 26, 2015, among TriVascular, Endologix, Inc. (“Endologix”) and Teton Merger Sub Inc. (“Merger Sub”) (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), and approve the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into TriVascular, with TriVascular surviving the merger as a direct wholly owned subsidiary of Endologix (the “Merger”).

These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Merger Agreement.

The TriVascular Board of Directors has unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger agreement, including the merger, are fair to, and in the best interests of, TriVascular and its stockholders, determined that it is the best interests of TriVascular and its stockholders to enter into, and declared advisable, the Merger Agreement, and approved the execution and delivery by TriVascular of the Merger Agreement. The TriVascular Board of Directors recommends that all stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve any motion to adjourn the Special Meeting, or any adjournments or postponements thereof, to another time or place if necessary or appropriate as determined by TriVascular to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

You may contact Kimberley A. Elting, TriVascular’s Corporate Secretary, with any questions about the Special Meeting or the proposals, including questions about how to vote, or to request additional copies of the proxy materials, at: (707) 543-8800.

The information contained herein speaks only as of January 25, 2016 unless the information specifically indicates that another date applies.

PROPOSED SETTLEMENT OF LITIGATION

On December 7, 2015, Barry Lucido, individually and on behalf of TriVascular stockholders, filed a putative stockholder class action lawsuit in the Sonoma County Superior Court of the State of California against TriVascular, members of TriVascular’s Board of Directors, Endologix and the Merger Sub. The complaint alleges breaches of fiduciary duties by TriVascular’s directors in negotiating and approving the merger agreement as well as failure to make material disclosures in connection with the merger. The complaint alleges that Endologix and the Merger Sub aided and abetted the purported breaches of fiduciary duties. The complaint seeks injunctive relief in the form of enjoining the merger, rescissory and compensatory damages, and attorneys’ fees and expenses. TriVascular has also become aware that, on January 11, 2016, Roger Mariani, individually and on behalf of TriVascular stockholders, filed a second putative stockholder class action lawsuit in the Sonoma County Superior Court of the State of California against TriVascular, members of TriVascular’s Board of Directors, Endologix and the Merger Sub. This follow-on complaint, which has not been served on any of the defendants, asserts materially the same claims and seeks materially the same relief as the previously filed Lucido complaint, and plaintiffs’ counsel in both actions are collaborating. The defendants believe that the claims in both actions are without merit.

On January 25, 2016, the defendants entered into a memorandum of understanding (“MOU”) with the plaintiffs providing for the settlement of all claims in both actions. Under the MOU, and subject to approval of the Sonoma County Superior Court of the State of California and further definitive documentation, the plaintiffs on behalf of the putative class they represent have agreed to settle and release, against the defendants and their affiliates and agents, all claims in the actions and any potential claim related to (i) the adequacy of the consideration to be paid to TriVascular’s stockholders in connection with the Merger and/or the Merger Agreement, or any amendment thereto; (ii) the fiduciary obligations of any of the defendants or other released parties in connection with the Merger and/or the Merger Agreement, or any amendment thereto; (iii) the negotiations in connection with and process leading to the Merger and/or the Merger Agreement, or any amendment thereto; and (iv) the disclosures or disclosure obligations of any of the defendants or other released parties in connection with the Merger and/or the Merger Agreement.

The settlement will not affect the consideration to be paid to stockholders of TriVascular in connection with the proposed Merger or the timing of the special meeting of stockholders of TriVascular to be held on February 3, 2016 at 9:00 a.m. local time, at the offices of Arnold & Porter LLP, Three Embarcadero Center, San Francisco, CA 94111, to consider and vote upon, among other things, the approval of the Merger Agreement.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of the stockholder lawsuit as described in these Definitive Additional Materials on Schedule 14A, TriVascular has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

“The Merger – Background of the Merger”

The section “The Merger – Background of the Merger” is hereby amended by amending and restating in full the fourth full paragraph on page 69 of the Definitive Proxy Statement as follows:

On June 12, 2015, members of TriVascular’s senior management held a call with the financing committee to discuss further the issues discussed by the full board of directors on June 10, 2015, including alternative operating scenarios for TriVascular and potential cost reductions to implement if additional financing was not available to TriVascular following the release of second quarter results.

The section “The Merger – Background of the Merger” is hereby amended by inserting the following language as a new third paragraph on page 69 of the Definitive Proxy Statement:

In mid-August, 2015, Mr. McDermott asked Mr. Kramer if he would be interested in being considered for the Chief Financial Officer position of the combined company given that the position was currently open at Endologix. Mr. Kramer asked that any discussion and consideration for the position be deferred until after the two companies reached agreement on a combination, if at all. The role of Chief Financial Officer of Endologix was ultimately filled by another person in September 2015 prior to execution of the Merger Agreement.

The section “The Merger – Background of the Merger” is hereby amended by inserting the following language as the new second paragraph on page 70 of the Definitive Proxy Statement:

In late August or early September 2015, Mr. Chavez was approached by management of another medical device company, Party B, regarding a meeting. Neither then, nor at any point since, did Party B’s management identify the specific purpose of the meeting. But in any event, the TriVascular Board of Directors had previously determined that it was not worthwhile to pursue a transaction with Party B because such a transaction would not create value for the TriVascular stockholders.

The section “The Merger – Background of the Merger” is hereby amended by inserting the following language as the new second full paragraph on page 72 of the Definitive Proxy Statement:

In mid-October 2015, prior to the execution of the Merger Agreement, the Nominating Committee of Endologix’s Board of Directors agreed to consider Mr. Chavez as the designee of TriVascular to be appointed to the Endologix Board of Directors. His nomination was later approved by the Nominating Committee and Mr. Chavez will be appointed to the Board of Directors following Closing.

The section “The Merger – Background of the Merger” is hereby amended by amending and restating in full the fourth paragraph on page 73 of the Definitive Proxy Statement as follows:

From October 23 through 25, 2015, representatives of Arnold & Porter and SYCR continued to negotiate the merger agreement, including the calculation of the cash portion of the merger consideration relating to the intrinsic value of outstanding options and warrants and which class of directors Mr. Chavez would be appointed to, either the class with a term expiring in 2017 or the class with a term expiring in 2018. Ultimately, the Nominating Committee of Endologix’s Board of Directors agreed to nominate Mr. Chavez as a director in the class with a term expiring in 2018. During this period, Mr. McDermott and Mr. Chavez spoke by telephone to discuss the remaining open negotiation points. In addition, as part of negotiations concerning the noncompetition agreement for Michael Chobotov, TriVascular’s Chief Technology Officer, Mr. McDermott discussed with Dr. Chobotov opportunities for continued employment with the combined company. Dr. Chobotov did not accept any formal offer of employment prior to signing of the Merger Agreement.

“The Merger – Opinion of TriVascular’s Financial Advisor – Public Trading Multiples”

The section “The Merger – Opinion of TriVascular’s Financial Advisor – Public Trading Multiples” is hereby amended by replacing the table on page 93 of the Definitive Proxy Statement with the following:

TriVascular Comparable Companies	FV / 2015 Revenue	FV / 2016 Revenue	2015 Revenue (in millions)	Revenue Growth 2014-2015	Revenue Growth 2015-2016	2015 Gross Margin	2015 EBIT (in millions)
AtriCure, Inc.	4.8x	4.0x	$129	20%	21%	72%	$(24)
Vascular Solutions, Inc.	4.2x	3.7x	$146	16%	14%	67%	$26
Cardiovascular Systems, Inc.	2.3x	2.1x	$186	17%	11%	76%	$(37)
The Spectranetics Corporation	2.9x	2.6x	$244	19%	9%	74%	$(36)
LeMaitre Vascular, Inc.	3.0x	2.8x	$77	9%	8%	68%	$9
Tandem Diabetes Care, Inc.	2.4x	1.7x	$73	47%	38%	31%	$(78)
Hansen Medical, Inc.	2.8x	2.3x	$26	32%	24%	24%	$(46)
Lombard Medical, Inc.	2.8x	2.0x	$18	34%	41%	50%	$(35)

Endologix Comparable Companies	FV / 2015 Revenue	FV / 2016 Revenue	2015 Revenue (in millions)	Revenue Growth 2014-2015	Revenue Growth 2015-2016	2015 Gross Margin	2015 EBIT (in millions)
Insulet Corporation	6.0x	5.1x	$309	7%	17%	50%	$(43)
Inogen, Inc.	6.1x	5.2x	$150	33%	16%	48%	$16
LDR Holding Corporation	3.8x	3.2x	$163	16%	21%	83%	$(20)
Cardiovascular Systems, Inc.	2.3x	2.1x	$186	17%	11%	76%	$(37)
The Spectranetics Corporation	2.9x	2.6x	$244	19%	9%	74%	$(36)
Entellus Medical, Inc.	4.7x	3.8x	$60	24%	23%	78%	$(14)

“The Merger – Opinion of TriVascular’s Financial Advisor – Discounted Cash Flow Analysis”

The section “The Merger – Opinion of TriVascular’s Financial Advisor – Discounted Cash Flow Analysis” on page 94 of the Definitive Proxy Statement is hereby amended by replacing the first paragraph, the table and the second paragraph in that section with the following:

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity values per share for both TriVascular common stock and Endologix common stock. J.P. Morgan calculated the unlevered free cash flows that TriVascular is expected to generate during the fourth quarter of 2015 and fiscal years 2016 through 2029 based upon the financial projections prepared by the management of TriVascular. TriVascular’s management assumed net operating loss balances of approximately $154 million, as of December 31, 2019, and assumed that such balances were utilized by the end of 2027. J.P. Morgan calculated the unlevered free cash flows that Endologix is expected to generate during the fourth quarter of 2015 and fiscal years 2016 through 2029 based upon (i) for the fourth quarter of 2015 and fiscal years ended 2016 through 2020, financial projections prepared by the management of Endologix and (ii) for fiscal years ended 2021 through 2029, extrapolations beyond the periods provided by Endologix prepared by management of TriVascular based on Endologix’s financial projections. Endologix had net operating loss balances of approximately $144 million and $104 million for federal and state income tax purposes, respectively, as of December 31, 2014, and Trivascular’s management assumed that such balances were utilized by the end of 2023. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculations for each of TriVascular and Endologix for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the respective businesses.

J.P. Morgan also calculated a range of terminal values of TriVascular and Endologix, respectively, at the end of the fiscal year ending December 31, 2029 by applying a perpetual growth rate ranging from 2.5% to 3.5% of the revenue of TriVascular and Endologix, respectively, during the final year of the period. The unlevered free cash flows and the range of terminal values were then discounted to present values using the following ranges of discount rates: 13% to 16% for TriVascular and 9.5% to 11.5% for Endologix.

In selecting the discount rate ranges, J.P. Morgan calculated each company’s cost of equity using the capital asset pricing model.

For TriVascular, J.P. Morgan applied a risk free rate of 2%, an equity risk premium range of 6.5% to 7.5%, and a levered beta of 1.75 to 2.00. In selecting the levered beta range, J.P. Morgan considered (a) the current and historical levered beta of the TriVascular Comparable Companies selected for the Public Trading Multiples analysis, which ranged from 0.081 to 2.025 and (b) the TriVascular cost of debt which had an effective pre-tax interest rate of 12.8% for its existing $50 million term loan.

For Endologix, J.P. Morgan applied a risk free rate of 2%, an equity risk premium range of 6.5% to 7.5%, and a levered beta of 1.15 to 1.35. In selecting the levered beta range, J.P. Morgan considered the levered beta of the Endologix Comparable Companies selected for the Public Trading Multiples analysis, which ranged from (0.155) to 1.329.

The present values were then added together in order to derive the implied firm value for each of TriVascular and Endologix. The range of discount rates were chosen based upon an analysis of the weighted average cost of capital of TriVascular and Endologix, respectively, conducted by J.P. Morgan.

“The Merger – Certain Financial Forecasts of TriVascular Used in Connection with the Merger”

The table appearing in the section “The Merger – Certain Financial Forecasts of TriVascular Used in Connection with the Merger” on page 98 of the Definitive Proxy Statement is hereby amended by adding the following row and additional notes:

	2015E		2016E	2017E	2018E	2019E	2020E
Unlevered free cash flow (2)	$(11.9	)(3)	$(43.0)	$(36.1)	$(27.3)	$(5.9)	$20.1

(2)	Non-GAAP measure. For this purpose, unlevered free cash flow represents (i) after tax earnings before interest adjusted to add back equity compensation less (ii) capital expenditures, after-tax equity compensation, and change in net working capital plus (iii) depreciation and amortization.
(3)	Represents Q4 2015.

The first full paragraph following the table appearing in the section “The Merger – Certain Financial Forecasts of TriVascular Used in Connection with the Merger” on page 98 of the Definitive Proxy Statement is hereby amended and restated in full as follows:

In addition, in connection with J.P. Morgan’s preparation of its fairness opinion described above in “Opinion of TriVascular’s Financial Advisor,” TriVascular’s management provided the following extrapolated financial data for TriVascular’s fiscal years 2021 through 2029 and the terminal year, calculated based on extrapolations from TriVascular’s projections for TriVascular’s fiscal years 2015 through 2020.

	Fiscal Year Ending
$mm	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	Terminal Year
Total revenue	$204.1	$255.1	$306.1	$351.9	$395.8	$435.3	$467.8	$491.1	$515.7	$531.1
Operating (loss) income	$47.2	$60.9	$75.4	$89.2	$102.1	$114.2	$124.9	$133.3	$141.7	$146.0
Adjusted EBITDA (1)	$56.0	$71.8	$88.3	$104.1	$119.2	$133.6	$146.7	$157.6	$168.8	$173.9
Unlevered free cash flow (2)	$33.1	$44.9	$58.4	$72.3	$85.0	$97.5	$84.1	$83.8	$89.3	$95.0

(1)	Non-GAAP measure. For this purpose, non-GAAP Adjusted EBITDA represents GAAP net (loss) income before interest income and expense, income tax expense and benefit, depreciation and amortization and equity compensation.
(2)	Non-GAAP measure. For this purpose, unlevered free cash flow represents (i) after tax earnings before interest adjusted to add back equity compensation less (ii) capital expenditures, after-tax equity compensation, and change in net working capital plus (iii) depreciation and amortization.

TriVascular’s management also provided J.P. Morgan with the following extrapolated financial data for Endologix’s fiscal years 2015 through 2020, calculated solely by TriVascular’s management based on Endologix’s projections for Endologix’s fiscal years 2015 through 2020. Endologix’s management was not involved in the preparation of this extrapolated financial data.

$mm	2015E		2016E	2017E	2018E	2019E	2020E
Unlevered free cash flow (1)	$(12.5	)(2)	$(44.3)	$(37.3)	$(26.7)	$(11.6)	$21.1

(1)	Non-GAAP measure. For this purpose, unlevered free cash flow represents (i) after tax earnings before interest adjusted to add back equity compensation less (ii) capital expenditures, after-tax equity compensation, and change in net working capital plus (iii) depreciation and amortization.
(2)	Represents Q4 2015.

TriVascular’s management also provided J.P. Morgan with the following extrapolated financial data for Endologix’s fiscal years 2021 through 2029 and the terminal year, calculated solely by TriVascular’s management based on extrapolations from Endologix’s projections for Endologix’s fiscal years 2015 through 2020. Endologix’s management was not involved in the preparation of this extrapolated financial data.

	Fiscal Year Ending
$mm	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	Terminal Year
Total revenue	$476.4	$552.8	$638.6	$734.3	$825.9	$908.3	$976.2	$1,024.8	$1,076.0	$1,108.3
Operating (loss) income	$112.7	$134.1	$158.8	$187.1	$213.5	$238.9	$261.9	$281.2	$300.8	$309.8
Unlevered free cash flow (1)	$89.3	$97.3	$104.5	$110.6	$129.1	$147.7	$165.6	$181.9	$194.3	$203.8

(1)	Non-GAAP measure. For this purpose, unlevered free cash flow represents (i) after tax earnings before interest adjusted to add back equity compensation less (ii) capital expenditures, after-tax equity compensation, and change in net working capital plus (iii) depreciation and amortization.

ADDITIONAL INFORMATION

Where You Can Find More Information

TriVascular are subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Endologix and TriVascular with the U.S. Securities and Exchange Commission (“SEC”) at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 551-8090 for further information on the public reference rooms. Endologix’s and TriVascular’s filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

You may make a written or oral request for a copy of such materials free of charge by calling or writing to:

Investor Relations

Endologix, Inc.

2 Musick

Irvine, CA 92618

(949) 595-7200

http://www.endologix.com

PARTICIPANTS IN SOLICITATION

Endologix, TriVascular and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies from TriVascular’s stockholders in connection with the proposed transaction. Information regarding Endologix’s directors and executive officers is available in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 17, 2015; information regarding TriVascular’s directors and executive officers is available in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 14, 2015. Other information regarding the interests of such potential participants will be contained in the Proxy Statement/Prospectus when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Stockholders may obtain additional information regarding the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation, which interests may be different from those of stockholders generally, by reading the Definitive Proxy Statement, which was filed with the SEC on January 7, 2016 and other relevant documents regarding the Merger when filed with the SEC.